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                                                                    EXHIBIT 5.1


                           WHITE & CASE LLP OPINION

                                                                    June 8, 1999

Emcore Corporation Company
394 Elizabeth Avenue
Somerset, New Jersey, 08873


Re:  EMCORE Corporation
     Public offering of shares of Common Stock

Ladies and Gentlemen:

         On the date hereof EMCORE Corporation, a New Jersey corporation (the "Company"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (No. 333-71791) a Registration Statement on Form S-3 (the "Registration Statement"). Such Registration Statement relates to the sale by the Company of up to 3,584,616 shares of the Company's Common Stock, no par value per share (the "Common Stock") and 897,441 shares of Common Stock by selling shareholders.

         We have acted as counsel to the Company in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined such certificates of public officials and certificates of officers of the Company and the selling shareholders, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company, and such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as



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originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

         We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States. As to all matters governed by the laws of the State of New Jersey involved in our opinions set forth below, we have relied, with your consent, upon an opinion of Dillon Bitar & Luther dated today and addressed to us.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as provided by the Underwriting Agreement will be validly issued, fully paid and non-assessable, and may be issued free of restrictive legends.

         We hereby consent to the filing of this opinon as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                              Very truly yours,


                                              White & Case LLP